Exhibit 5.2

                              Murphy, Smith & Polk
                             2 First National Plaza
                         Chicago, Illinois  60603-1891





                                 July 13, 1998




American Stores Company
299 South Main Street
Salt Lake City, Utah 84111


                         RE:  ERISA STATUS OF AMERICAN STORES COMPANY
                              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


Gentlemen and Ladies:

     You have requested our opinion regarding the status of American Stores Company Supplemental Executive Retirement Plan (the "SERP" or the "Plan") under the Employee Retirement Income Security Act of 1974 ("ERISA").1 Specifically you requested our opinion whether or not the SERP is "subject to the requirements of ERISA" and, if subject to ERISA, whether or not "the written documents constituting the [P]lan" are in "compliance ... with the provisions of
ERISA pertaining to such provisions."2   For the reasons given below, it is our
opinion that the SERP is exempt from most of the substantive provisions of ERISA but is technically "subject to" certain of the "requirements of ERISA," although only one of the applicable requirements imposes any requirements with respect to the contents of the "written documents constituting the [P]lan." Accordingly, since this single documentary requirement is satisfied by the terms of the SERP, it is our further opinion that "the written documents constituting" the SERP are in "compliance ... with the provisions of ERISA."

____________________________

1    Pub. L. No. 93-406 (codified in scattered sections of Titles 18, 26 and 29 of the USC).

2    The quoted language is from the applicable provisions of Securities and
Exchange Commission Regulation S-K which are referred to in Item 8 under the heading Information Required in Registration Statement in the instructions to Form S-8. 17 C.F.R. S229.601(b)(5)(ii)(A).


     In preparing this letter and the views stated herein, we are relying on matters disclosed in American Stores Company's (the "Company's") Registration Statement with respect to the SERP (Form S-8) filed with the Securities and Exchange Commission on July 13, 1998 (the "Registration Statement") and in the prospectus dated July 13, 1998 (the "Prospectus"), representations of the Company and upon certain formal and informal discussions with representatives of the Department of Labor and other governmental officials regarding the interpretation of the provisions of ERISA applicable to nonqualified deferred compensation plans.

     1. LIMITED APPLICABILITY OF ERISA. The preamble of the SERP recites that the purpose of the SERP is to permit "select members of management and highly compensated employees to defer current compensation." This limited purpose is reenforced by Section 3.01 of the SERP which provides that a committee selects Executives for SERP eligibility but that "no Executive shall be selected for participation in SERP unless he qualifies as a member of a select group of management or as a highly-compensated employee of the Company." We understand that this restriction on eligibility has been followed in the operation of the SERP.

     The deferrals under the plan are in addition to deferrals from current compensation under the Company's qualified plans. In fact, no deferrals are permitted under the SERP unless the SERP participant is already a participant in the Company's qualified plans and his or her deferrals thereunder have been limited thereunder. SERP, Preamble & Sections 2.08, 2.12, 3.01, 4.01, 4.02 and
4.03. The initial deferrals under the SERP for any participant must be the deferral of amounts he or she is unable to defer (or the Company is unable to defer for the participant under the Company's qualified plans). SERP, Sections
4.01 and 4.02. Only once a SERP participant has agreed to a deferral of these amounts under the SERP may such a SERP participant elect to make further deferrals under the SERP. SERP, Section 4.03.

     Although an "excess plan" is wholly exempt from ERISA, that designation refers to plans that solely provide for benefits not available to a participant under a qualified plan because of the limitations of Section 415 of the Internal Revenue Code (the "Code"). Compare ERISA S3(36); 29 USC S1002(36) with ERISA
S4(b)(5); 29 USC S1003(b)(5).   Unlike an excess plan, it is clear the SERP
permits deferral of amounts that are subject to other limitations (e.g., the limitations on deferrals which result from the ADP and ACP limitations of Code SS401(k) and (m), the individual deferral limitations of Code S402(g) and the limitations resulting from the compensation limitations of Code S401(a)(17)). Further, once a participant has deferred amounts subject to such other limitations, the SERP permits other deferrals that are otherwise unrelated to any qualified plan limitations. SERP, Section 4.03.

     By its terms the SERP is limited to employees of the Company who are members of a "select" group of "management and highly compensated employees." SERP, Preamble & Section 3.01. Further, the SERP provides that amounts deferred are not funded. The SERP provides that amounts owed to participants by the Company are "in every case an unfunded and unsecured promise to pay." SERP,
Section 11.01. Further, any assets which the Company chooses to set aside in anticipation of the payment of its obligations under the SERP remain "general assets of the Company subject to the claims of its creditors." SERP, Section
11.02. Based upon these characteristics, it is our opinion that the SERP should be viewed for purposes of ERISA as an "unfunded" plan maintained by the Company "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees," a type of plan commonly referred to as an unfunded deferred compensation plan for a select group.

     As an unfunded deferred compensation plan for a select group, it is our opinion that the SERP is entirely exempt from the minimum standards of parts 2 and 3 of Title I of ERISA and from the fiduciary standards of part 4 of Tile I of ERISA. ERISA SS201(2), 301(3) & 401(a)(1); 29 USC SS1051(2), 1081(3) &
1101(a)(1). While not technically exempt from the reporting and disclosure obligations of part 1 of Title I of ERISA, it is our understanding that the Company has complied with the simple notification obligation of 29 CFR S2520.104-23 and has retained SERP plan documents available to the Department of Labor upon request. By operation of that regulatory provision, such notification and such document availability serves as permissible alternative compliance that satisfies the reporting and disclosure obligations otherwise applicable to the SERP under part 1 of Title I of ERISA. 29 CFR S2520.104-23 & ERISA S110; 29 USC S1030. Because the SERP is plainly not intended to be a qualified plan or a defined benefit plan of the type that could be subject to Titles II and IV of ERISA (ERISA S1001; Codified in various provisions of Code S401,et seq.; ERISA S4021(a); 29 USC S1321(a)) and Title III of ERISA merely provides administrative rules not relevant here (ERISA S3001 et seq.; 29 USC S1201 et seq.), the only provisions of ERISA of practical significance to the SERP are the provisions of part 5 of Title I of ERISA.

     Although part 5 of Title I of ERISA is applicable to the SERP, the primary impact of those provisions is to assure that federal laws will be applicable to the determination of benefits thereunder rather than state laws and that the jurisdictional and other enforcement provisions of ERISA will be applicable as well the ERISA claims procedures and the prohibitions against interference with rights. With a single exception (described in Part 2 below), part 5 of Title I of ERISA does not impose any documentary requirement of the type contemplated by the opinion requirements of Item 8 under the heading Information Required in Registration Statement in the instructions to Form S-8 or 17 C.F.R. S229.601(b)(5)(ii)(A).

     2. COMPLIANCE WITH THE DOCUMENTARY REQUIREMENTS OF ERISA. ERISA does require that there be an ERISA claims procedure with respect to claims for benefits under the SERP. ERISA S503; 29 USC S1133. The regulations under that provision clarify that such procedure must be established in writing. 29 CFR S2560.503-1. Because the SERP is not subject to the summary plan description ("SPD") requirement of part 1 of Title I of ERISA and is not maintained pursuant to a collective bargaining agreement, the provisions of the regulations requiring that the written claims procedure be contained in the SPD and permitting it to be contained in a collective bargaining agreement appear to be inapplicable. 29 CFR SS2560.503-1(b)(1)(ii) & (b)(2). Therefore, the claims procedure regulation requirement of a written claims procedure would appear to require that the claims procedure be contained in the SERP itself.

     The SERP contains a provision spelling out in detail the ERISA claims procedure. SERP, Sections 10.01-10.04. These provisions comply in all material regards with the claims procedure required by ERISA S503; 29 USC S1133 and the regulations thereunder. Thus, it is our opinion that the SERP plan document contains a sufficient description of the claims procedure to satisfy the documentary requirements applicable to the SERP under the terms of ERISA.

     We have reviewed the reference to this opinion in the Registration Statement and we consent to the reference to this opinion in the Registration Statement and the inclusion of this opinion as an exhibit thereto.


                                   Very truly Yours,

                                     /s/ Murphy, Smith & Polk
                                   Murphy, Smith & Polk
                                   by: Peter M. Kelly